EXECUTION VERSION
FIRST AMENDMENT TO THE
SECURITIES LENDING AUTHORIZATION AGREEMENT
BETWEEN
THE GLENMEDE FUND, INC.,
ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B,
AND
STATE STREET BANK AND TRUST COMPANY
     This First Amendment (this “Amendment”) dated as of October 15, 2009 is between THE GLENMEDE FUND, INC., a registered management investment company organized and existing under the laws of Maryland (the “Company”), on behalf of its series listed on Schedule B, severally and not jointly (the Company acting on behalf of each such series, a “Fund’ and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY (“State Street”), acting either directly or through its subsidiaries or affiliates.
     Reference is made to a Securities Lending Authorization Agreement dated September 1, 2007, between the Company on behalf of the Funds (hereinafter defined) and State Street, as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).
     The Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each of the series of shares of the Company as listed on Schedule B to the Agreement as it may be amended by the parties, and no series of shares of the Company shall be responsible or liable for any of the obligations of any other series of the Company under the Agreement or otherwise, notwithstanding anything to the contrary contained in the Agreement.
     WHEREAS, the Funds and State Street desire to amend the Agreement as set forth below.
     NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:
1. Definitions. All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.
2. Amendments.
          (a) Section 1 (Definitions) of the Agreement is hereby amended by adding the following definition after original subsection (d) as new subsection 1(e):
               “(e) “Financing Transaction” means a Loan against cash Collateral made for the purpose of generating cash for the Fund to provide cash collateral to State Street for the purposes of securities lending transactions pursuant to the SLSA (as defined hereunder) where the Fund is a borrower of securities and State Street, acting as principal, is a lender of securities. Only the Long/Short Portfolio and the Total Market Portfolio shall participate in Financing Transactions.
          (b) Section 1 (Definitions) of the Agreement is hereby amended by adding the following definition after original subsection (j) as new subsection (l):
               “(l) “SLSA” means that certain Securities Lending and Services Agreement dated as of October 15, 2009 between State Street Bank and Trust Company and the Fund.”
All subsections of Section 1 (Definitions) are hereby re-lettered according to the amendments set forth in Sections 2(a) and (b) hereof.
          (c) Section 3 (Securities to be Loaned) of the Agreement is hereby deleted in its entirety and replaced with the following language:
               “3. Securities to be Loaned. All of the Fund’s securities held by State Street as custodian shall be subject to this securities lending program and constitute Available Securities hereunder, except those securities, which the Fund or the Investment Manager specifically identifies herein or in written notices to State Street as not being Available Securities. In the absence of any such identification herein or other written notices identifying specific securities as not being Available Securities, State Street shall have no authority or responsibility for determining whether any of the Fund’s securities should be excluded from the securities lending program.
     State Street will not make a Loan on behalf of a Fund if as a result of such Loan the aggregate outstanding Loans for such Fund would be in excess of 33 1/3% of such Fund’s total asset value, including collateral received in connection with securities lending transactions hereunder. For the avoidance of doubt, the collateral received in connection with securities lending transactions can be included as part of the Fund’s total assets in calculating the percentage of the Fund’s total assets it is permitted to loan in reliance upon the Brinson Funds, SEC No-Action Letter (pub. avail. November 25, 1997).”
          (d) Section 4 (Borrowers) of the Agreement is hereby deleted in its entirety and replaced with the following language:

               “4. Borrowers. The Fund hereby authorizes State Street to effect Loans of Available Securities of the Fund with Borrowers identified on the Schedule of Borrowers attached hereto as Schedule D, including, without limitation, State Street Bank and Trust Company and any affiliate thereof (each acting in the capacity of a Borrower, hereafter also referred to as an “SSB Borrower”), which schedule may be modified from time to time by State Street and the Fund in writing. State Street may delete a Borrower from Schedule D at any time in its sole discretion. State Street represents and warrants that formal annual credit reviews are conducted for all Borrowers in accordance with State Street’s policies and procedures.
               Each Fund acknowledges that it is aware that State Street, acting as the Fund’s agent pursuant hereto, is or may be deemed to be the same legal entity as, or affiliated with, SSB Borrower acting as “Borrower” under a Securities Loan Agreement. Each Fund represents that (i) the power granted herein to State Street, as Fund’s agent, to enter into Loan transactions with Borrowers (including any SSB Borrower) and the other powers granted to State Street, as agent pursuant hereto, are given as a result of the Fund’s desire to increase its opportunity to lend securities held in its account on commercially reasonable terms, without such loans being considered a breach of State Street’s fiduciary duty, and are given expressly for the purpose of averting and waiving any prohibitions upon such lending, investment or exercise of such other powers which might otherwise exist in the absence of such powers, and (ii) transactions effected pursuant to and in compliance with this Agreement and any Securities Loan Agreement (including any Securities Loan Agreement with any SSB Borrower) will not constitute a breach of trust or other fiduciary duty or any other duty by State Street or affiliates thereof.
               In connection with a Loan to any SSB Borrower pursuant hereto, the Fund shall furnish, and State Street shall cause the applicable SSB Borrower to furnish, to State Street for delivery to the other, upon request (i) the most recent available audited statement of its financial condition, and (ii) the most recent available unaudited statement of its financial condition, if more recent than the audited statement. As long as any Loan to an SSB Borrower is outstanding under this Agreement, the Fund shall, and State Street shall cause the SSB Borrower to, in either case, upon request, also promptly deliver to the other (via State Street) all such recent financial information that is subsequently available, and any other financial information or statements that the other may reasonably request.
               In the event any such Loan is effected by State Street to SSB Borrower, State Street hereby covenants and agrees for the benefit of the Fund that it has adopted and implemented procedural safeguards to help ensure that all actions taken by State Street as agent on behalf of the Fund in respect of a Loan transaction pursuant hereto will be effected (i) at “arms length” terms, including prices, and (ii) by individuals other than individuals who are acting on behalf of SSB Borrower in its principal capacity as Borrower in the Loan transaction.
               State Street shall not be responsible for any statements, representations, warranties or covenants made by any Borrower in connection with any Loan or for any Borrower’s performance of or failure to perform the terms of any Loan under the applicable Securities Loan Agreement or any related agreement, including the failure to make any required payments, except as otherwise expressly provided herein. For the avoidance of doubt, the foregoing sentence shall not serve as any limitation on the Fund’s remedies against an SSB

Borrower in connection with a Loan of Available Securities on behalf of the Fund authorized in accordance herewith.”
          (e) The first sentence of the fourth paragraph of Section 9 (Investment of Cash Collateral and Compensation) of the Agreement is hereby deleted in its entirety and replaced with the following language:
               “In the event the net income generated by any investment made pursuant to the first paragraph of this Section 9 does not equal or exceed the amount due the Borrower (the rebate fee for the use of cash Collateral) in accordance with the agreement between Borrower and State Street, State Street and the Fund shall, in accordance with the fee split set forth on Schedule A, share the amount equal to the difference between the net income generated and the amounts to be paid to the Borrower pursuant to the Securities Loan Agreement; provided, however, that for a Financing Transaction, the Fund shall be solely responsible for the payment of the rebate fee to the Borrower.”
          (f) The first sentence of Section 12(b) (Standard of Care and Indemnification) of the Agreement is hereby deleted in its entirety and replaced with the following language:
               “The Fund shall indemnify State Street and hold State Street harmless from any loss or liability (including without limitation, the reasonable fees and disbursements of counsel) incurred by State Street in rendering services hereunder or in connection with any breach of the terms of this Agreement by the Fund, including any breach of a representation or warranty by the Fund hereunder, except such loss or liability which results from State Street’s failure to exercise the standard of care required by Section 12(a).”
          (g) The following language is hereby added to the end of Section 13 (Representations and Warranties):
               “The Fund acknowledges that any obligation to determine whether any transaction made pursuant to this Agreement or the SLSA is in compliance with those laws and regulations under the Investment Company Act of 1940, as amended (the “1940 Act”) relating to the borrowing or lending of securities or cash, the posting or receipt of collateral relating to such borrowing or lending of cash or securities, or the issuance of ‘senior securities,’ as that term is defined under Section 18 of the 1940 Act, including all obligations to compile and maintain such data and make such calculations as are necessary or appropriate in order to make such determinations, as well as all obligations that require the Fund to segregate, identify and substitute Fund assets, and daily monitor such assets and their values (collectively, “Applicable 1940 Act Requirements”), except as specifically set forth herein or in the SLSA, is the obligation of Fund and not State Street or any State Street Affiliate.  In addition, the Fund represents and warrants to State Street as of the close of business on each day that the Fund is so registered or is required to be so registered, that (i) any transaction or series of transactions under this Agreement and/or the SLSA that creates leverage as a matter of law or fact is (A) in furtherance of the Fund’s investment objective or objectives, (B) permitted or not otherwise prohibited by the Fund’s investment policies, and (C) disclosed in all material respects in the Fund’s registration statement filed with the Securities and Exchange Commission pursuant to Section 8 of the 1940

Act, and (ii) Fund is in compliance with all laws and regulations applicable to the Fund, including Applicable 1940 Act Requirements.”
          (h) The last sentence of Section 14(a) (Borrower Default Indemnification) of the Agreement is hereby deleted in its entirety and replaced with the following language:
               “Subject to the Fund’s obligations pursuant to Section 8 hereof and Schedule A, paragraph 3(b), if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at State Street’s expense.”
          (i) The following language is hereby added to the end of Section 14 (Borrower Default Indemnification):
               “(g) Notwithstanding anything to the contrary in this Section 14, each Fund agrees that State Street shall not have any obligation to indemnify the Fund under this Section 14 to the extent that proceeds of Collateral from a Financing Transaction are insufficient or the Collateral from a Financing Transaction is unavailable.”
          (j) The following sentence is added after the second sentence of Section 15 (Continuing Agreement and Termination) of the Agreement:
               “Notwithstanding the foregoing, either party may terminate this Agreement immediately upon written notice to the other party in the event of such other party’s insolvency, bankruptcy or consent to the appointment of any trustee, receiver or liquidator of it or a material part of its properties.”
          (k) The following section is added after Section 25 (Confidentiality) of the Agreement:
     “26. Securities Contract
     Each party hereto agrees that (1) this Amendment and the Financing Transactions made hereunder are “securities contracts” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and (2) each party’s rights under this Agreement, including its rights to termination, are not subject to the automatic stay under Title 11 of the United States code, as amended for purposes of the Bankruptcy Code and any bankruptcy proceeding thereunder.”
          (l) Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.
          (m) Schedule D to the Agreement is hereby deleted in its entirety and replaced with the Schedule D attached hereto.
          (n) Exhibit 4.1 to the Agreement, and any reference thereto, is hereby deleted in its entirety.

3. Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.
4. Effective Date. This First Amendment is effective as of the date first written above.
     IN WITNESS WHEREOF, the parties hereto execute the above Amendment by affixing their signatures below.

THE GLENMEDE FUND, INC., on behalf of its respective series as listed on Schedule B, severally and not jointly		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mary Ann B. Wirts	By:	/s/ Suzanne N. Lee

Name:	Mary Ann B. Wirts	Name:	Suzanne N. Lee

Title:	President	Title:	Senior Managing Director

Schedule A
This Schedule is attached to and made part of the
Securities Lending Authorization Agreement dated the 1st day of September, 2007 between THE
GLENMEDE FUND, INC., ON BEHALF OF ITS RESPECTIVE SERIES AS LISTED ON
SCHEDULE B, severally and not jointly (the “Funds”) and STATE STREET BANK AND
TRUST COMPANY (“State Street”), as amended (the “Agreement”).
Schedule of Fees
1. Subject to Paragraph 2 below, all proceeds collected by State Street on investment of cash Collateral or any fee income shall be allocated as follows:
          - Eighty percent (80%) payable to the Fund, and
          - Twenty percent (20%) payable to State Street.
2. All payments to be allocated under Paragraph 1 above shall be made after deduction of such other amounts reimbursable to State Street under Section 9 of the Agreement or payable to the Borrower under the terms of this Agreement.
3. (a) Except as provided in (b) below, the Fund instructs State Street to invest cash Collateral in the State Street Navigator Securities Lending Prime Portfolio (the “Portfolio”). The management fees for investing the Portfolio are as follows:
On an annualized basis, the management/trustee/custody/fund administration/transfer agent fee for investing cash Collateral in the Portfolio is not more than 5.00 basis points netted out of yield. The trustee of the Portfolio may pay out of the assets of the Portfolio all reasonable expenses and fees of the Portfolio, including professional fees or disbursements incurred in connection with the operation of the Portfolio.
(b) Notwithstanding anything contained in this Agreement, to the extent cash Collateral obtained from a Financing Transaction is deemed necessary by the Fund or by State Street, acting in its capacity as agent pursuant to the terms of the SLSA, to provide cash to State Street Bank and Trust Company, acting in its capacity as principal lender, as collateral in securities borrowing transactions under the SLSA, the Fund hereby authorizes and instructs State Street to transfer and deliver such cash Collateral (including via liquidation of cash Collateral investments) to State Street Bank and Trust Company, as principal lender, as cash collateral in such securities borrowing transactions pursuant to the terms of the SLSA. The Fund acknowledges and agrees that the delivery of such cash Collateral shall not be deemed a violation by State Street of any provisions of this Agreement. The Fund understands and agrees that cash Collateral obtained from a Financing Transaction will not be invested and will not generate investment income.

Notwithstanding anything contained in this Agreement, any use or application of cash Collateral from a Financing Transaction shall be at the sole risk of the Fund, except to the extent that State Street has failed to exercise the standard of care required by this Agreement with respect to thereto. Subject to State Street’s obligations to mark to market under Section 8 of this Agreement, if the value of the cash Collateral for a Financing Transaction is unavailable or insufficient to return any and all amounts due the relevant Borrower(s) pursuant to the Securities Loan Agreement(s), the Fund shall be responsible for such shortfall and State Street may, with prior notice to the Fund, debit any account or accounts maintained by the Fund with State Street.

THE GLENMEDE FUND, INC., on behalf of its respective series as listed on Schedule B, severally and not jointly		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mary Ann B. Wirts	By:	/s/ Suzanne N. Lee

Name:	Mary Ann B. Wirts	Name:	Suzanne N. Lee

Title:	President	Title:	Senior Managing Director

Schedule B
This Schedule is attached to and made part of the
Securities Lending Authorization Agreement dated the 1st day of September, 2007 between THE
GLENMEDE FUND, INC., ON BEHALF OF ITS RESPECTIVE SERIES AS LISTED ON
SCHEDULE B, severally and not jointly (the “Funds”) and STATE STREET BANK AND
TRUST COMPANY (“State Street”), as amended (the “Agreement”).
Schedule of Funds

Fund Name	Taxpayer Identification Number	Tax Year-End
Long/Short Portfolio	20-5505900	10/31
Core Fixed Income Portfolio	23-2526709	10/31
Government Cash Portfolio	23-2526711	10/31
International Portfolio	23-25267 12	10/31
Large Cap 100 Portfolio	73-1694959	10/31
Large Cap Growth	73-1694962	10/31
Large Cap Value Portfolio	51-0343675	10/31
Philadelphia International Fund	51-0342154	10/31
Small Cap Equity Portfolio	23-26 18727	10/31
Strategic Equity Portfolio	23 -2560947	10/31
Tax-Exempt Cash Portfolio	23-25267 13	10/31
Total Market Portfolio	20-5506056	10/31
U.S. Emerging Growth Portfolio	52-2206856	10/31

Schedule D
This Schedule is attached to and made part of the
Securities Lending Authorization Agreement dated the 1st day of September, 2007 between THE
GLENMEDE FUND, INC., ON BEHALF OF ITS RESPECTIVE SERIES AS LISTED ON
SCHEDULE B, severally and not jointly (the “Funds”) and STATE STREET BANK AND
TRUST COMPANY (“State Street”), as amended (the “Agreement”).
Schedule of Borrowers